SCHEDULE 14A INFORMATION

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Carver Bancorp, Inc.

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CARVER BANCORP, INC.

October 31, 2024

Dear Carver Shareholders:

As a valued shareholder, your voice is crucial to the continued success and strategic direction of Carver Bancorp, Inc. We are reaching out to emphasize the importance of the upcoming shareholder meeting and to respectfully request your support in reelecting our current directors.

At this year's Annual Shareholders' Meeting on December 12, 2024, you will have the opportunity to make a significant decision regarding the future direction of Carver Bancorp, Inc. (together with Carver Federal Savings Bank, "Carver" or the "Company"). Your vote to elect two directors will significantly impact Carver's strategic path forward delivering shareholder value and preserving the unwavering commitment to the communities Carver serves. You will have to decide between the following two choices:

√ Supporting Carver's highly qualified and independent director nominees, **Kenneth J. Knuckles and Jillian E. Joseph**, who have relevant experience, strong local business and community relationships, and are current integral members of Carver's Board of Directors who continue to contribute substantively to our strategic plan, progress, and path forward.

X Two hand-picked nominees of Dream Chasers Capital Group LLC ("Dream Chasers"), Jeffrey W. Anderson, and Jeffrey J. Bailey, who lack any experience on the board of directors of a public company or a publicly traded bank. Their inadequate experience in driving sustainable community and economic impact make them incapable of effectively representing the interests of shareholders, which is in line with the many deficiencies in the self-serving proposals put forward by Dream Chasers (**Please see Page 3 for more information about Dream Chasers**).

Carver shareholders will determine the leadership that will ensure stability, growth, and long-term success by voting to elect two directors who represent Carver's long-term vision. Our highly qualified, independent director nominees standing for reelection are **Directors Kenneth J. Knuckles and Jillian E. Joseph**. These two current directors bring valuable Carver-specific public company experience, a commitment to excellence, and a deep understanding of our industry, community, and mission as a community bank. Mr. Knuckles and Ms. Joseph are committed to building on the progress made by our Board of Directors (the "Board") and Interim President and CEO Craig C. MacKay in pursuing thoughtful and impactful strategies to create long-term value for our shareholders.

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CARVER’S DIRECTOR NOMINEES ARE HIGHLY QUALIFIED, EXPERIENCED PROFESSIONALS AND COMMUNITY LEADERS Kenneth J. Knuckles is a prominent community leader in New York City with more than 40 years of experience in economic development and urban planning. Mr. Knuckles is the retired President and Chief Executive Officer of the Upper Manhattan Empowerment Zone Development Corporation (“UMEZ”), where he served for over 15 years. During his tenure as Chief Executive Officer, Mr. Knuckles led the investment of more than $240 million in capital in mixed-use and retail development projects in Northern Manhattan, leveraging over $2 billion in private investment, and the creation of 10,000 jobs. Mr. Knuckles is currently Vice Chair of the New York City Planning Commission. He earned his undergraduate degree from the University of Michigan and his law degree from Howard University School of Law. Mr. Knuckles currently serves as the Vice Chair of the Carver Board of Directors and Chair of the Carver Compensation and Human Resources Committee. His deep ties to the community and experience in New York City community development and land use issues significantly contribute to Carver’s fulfillment of its mission. Jillian E. Joseph is an accomplished transactional attorney with over 20 years in the complex real estate, finance, and asset management industry. She has extensive leadership experience in strategic transitions, corporate strategy, and bank compliance. Ms. Joseph serves as Managing Director and Associate General Counsel at Nuveen, the asset management arm of TIAA, one of the largest asset managers in the world. In this role, she has supported Nuveen Real Estate Debt with approximately $10 Billion of loan originations each year in fixed rate mortgage financing, floating rate mezzanine lending, and structured debt offering. Ms. Joseph is also a market leader in managing debt portfolios through financial crises including extensive work on restructures, modifications, workouts, and foreclosures. In addition to her extensive debt leadership, Ms. Joseph supported the equity business with over $12 billion yearly in real estate equity transactions. Most recently, she transitioned to bring her experience in affordable and workforce housing to support the $6.4 Billion Nuveen Real Estate Impact Sector focusing on investment in early-stage projects to increase the supply of social and affordable housing. Ms. Joseph is the Vice Chair of the Board of the Brooklyn Navy Yard, the nationally acclaimed mission-driven industrial park. She also serves on the board of directors of a faith-based non-profit that constructs, owns, and operates affordable housing for seniors in Brooklyn. Prior to Nuveen, Ms. Joseph spent five years as Executive Counsel for GE Capital’s Real Estate Business. Before GE Capital, she was an associate at Skadden Arps Slate Meagher & Flom LLP, where she represented the Empire State Development Corporation in connection with its Atlantic Yards Project, the $4 Billion mixed-use development that includes the Barclay’s Center Sports Arena. Ms. Joseph earned her J.D. with honors from University of Pennsylvania Law School and her undergraduate degree cum laude from Colgate University. Her in-depth knowledge of real estate, finance, and business law provides the Board with a unique and valuable perspective on economic development and commercial lending issues.

DREAM CHASERS’ DIRECTOR NOMINEES ARE UNQUALIFIED AND UNSUITABLE We recognize that Dream Chasers are seeking your vote to replace some of our current directors. While we value all input aimed at improving the company, we firmly believe that our current board is equipped to guide Carver toward sustainable growth and long-term value creation. Our directors have a deep understanding of our company, our industry, and the unique challenges and opportunities we face. The two nominees proposed by Dream Chasers, Jeffrey W. Anderson and Jeffrey J. Bailey, lack public board experience and the depth of community banking knowledge required to be a qualified director who can advance Carver's value proposition and mission. Dream Chasers has focused its approach on short-term gains rather than sustainable growth. We believe the director nominees proposed by Dream Chasers do not have the requisite public board experience, industry knowledge and skills that will further enhance Carver’s ability to fulfill its mission of providing access to capital to the communities it serves or make meaningful contributions to Carver’s strategic planning that are required to lead and manage a financial institution. DREAM CHASERS’ PROPOSALS ARE MISGUIDED AND LACK CREDIBILITY This is not the first time Dream Chasers has made a proposal which was not in the best interest of our shareholders. In January 2024, the Carver Board of Directors reviewed and thoroughly rejected an unsolicited offer by Dream Chasers to acquire a 35% interest in Carver's common equity. The Board determined that the adverse publicly disclosed regulatory history of Dream Chasers' leadership posed an unacceptable reputational risk to Carver's standing and mission credibility. The Board noted the potential impact of such reputational risk on Carver's relationship with its shareholders, third-party stakeholders, regulators, and customers. Furthermore, a comprehensive review of the Dream Chasers proposal found it deficient regarding structural details, implied valuation, share dilution, and the basic disclosure of its financial and managerial resources. As a result of this evaluation, the Board definitively determined that an association with Dream Chasers of any type was not in the best interest of Carver, its shareholders, and its community stakeholders. Our Board stands by this decision, confident that continuing our long-term strategy with our current directors will deliver greater value for all shareholders. For additional information about the leadership of Dream Chasers, please visit the web address below: https://www.finra.org/rules-guidance/oversight-enforcement/finra-disciplinaryactions? search=2019060648701

CARVER'S CONTINUING PROGRESS AND STRATEGIC OUTLOOK

Under the leadership of Craig C. MacKay and our current Board of Directors, Carver has achieved notable financial milestones that underscore the strength of our strategic plan to improve profitability and drive shareholder value. Our financial highlights during Fiscal Year 2024 include:

- **Interest Income:** rose by 23%, reflecting increased engagement with bank and fintech partners
- **Capital Strength:** Carver's capital ratios continue to exceed the minimum Total Risk Based Capital (12%) and Tier 1 Leverage (9%) requirements of our primary regulator, the Office of the Comptroller of the Currency
- **Assets:** increased to $757 million, a 4% increase; and Assets per Employee, an indicator of efficiency, rose by 1.9%
- **Deposits:** up 7.8%, funded by steady growth in retail and institutional deposits; and
- **Loan Growth:** Net loans grew by 4.1% to $617 million

Carver reduced its net loss by 32% to $3.0 million for the fiscal year ended March 31, 2024, breaking even in the second half of the fiscal year, revealing positive earnings momentum. These accomplishments demonstrate our commitment to achieving sustainable growth and profitability, which reflects the Board's vision and commitment to long-term excellence.

Our management team, fully supported by the Board, has developed a thoughtful approach to strengthen core earnings while streamlining operations, which includes:

- Investing in technology and efficiency improvements to enhance the customer experience, risk management and deliver shareholder value
- Expanding partnerships with fintech companies to expand the range of consumer and small business lending products available to Carver customers
- In partnership with local government, launching lending initiatives supporting the reduction of reliance on fossil fuels in the development and rehabilitation of residential and commercial buildings located in underserved communities
- Expanding product offerings, such as consumer lending to build client relationships and generate sustainable revenue growth

OUR PATH FORWARD

We believe that Carver's Board of Directors represents true diversity and has the right combination of skills, experience, and commitment. It has taken thoughtful, informed, and decisive action to maximize long-term shareholder value. Kenneth J. Knuckles and Jillian E. Joseph will continue to be an integral part of shaping the Board's strategic vision. We ask that you support their re-election to the Board.

As a further commitment to Carver's future success, the Board is pleased to announce that Donald Felix has been appointed as Carver's new President and Chief Executive Officer effective November 1, 2024. Mr. Felix is an accomplished banking executive with over 25 years of global banking and broad C-Suite leadership. Before joining Carver, Mr. Felix served

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as Executive Vice President and Head of National Banking at Citizens Financial Group. Prior to his tenure at Citizens Bank, he served as Managing Director and Head of Consumer Financial Health at JPMorgan Chase. He was also Chief of Staff in the Office of the Chief Executive Officer, Chase Consumer Bank & Wealth Management. Before joining JPMorgan Chase, he held various senior positions domestically and abroad at Citibank. We are excited and confident that our new executive leadership, in close partnership with our Board of Directors, will position Carver to face upcoming challenges and improve shareholder value. Your support in reelecting our current directors is essential to maintaining a stable and experienced board that remains focused on creating long-term value and advancing our strategic priorities. Please vote in favor of Kenneth J. Knuckles and Jillian E. Joseph. Thank you for your continued trust and support as we work together to build a stronger, more resilient future for Carver. We look forward to sharing our vision with you at our Annual Shareholders’ Meeting on December 12, 2024. 430 Park Avenue 14th Floor New York, NY 10022 Banks and Brokers Call: (203) 658-9400 Stockholders Call Toll Free: (800) 662-5200 E-mail: CARV@investor.sodali.com

Forward-Looking Statements

Certain statements in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Carver Bancorp, Inc.’s (the “Company”) expectations; beliefs; plans; strategies; business or financial prospects or outlook; future shareholder value; expected growth and value creation; profitability; investments; capital allocation; earnings expectations; expected drivers and guidance; expected benefits of new initiatives; cost reductions and efficiencies; priorities or performance; and other statements that are not historical in nature. These statements are made on the basis of the Company’s views and assumptions regarding future events and business performance and plans as of the time the statements are made. The Company does not undertake any obligation to update these statements unless required by applicable laws or regulations, and you should not place undue reliance on forward-looking statements.

Various factors could cause actual results to differ materially from those expressed or implied. These factors include but are not limited to the following: changes in interest rates, which may reduce net interest margin and net interest income; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System; the ability of the Company to obtain approval from the Federal Reserve Bank of Philadelphia (the "Federal Reserve Bank") to distribute interest payments owed to the holders of the Company's subordinated debt securities; the limitations imposed on the Company which require, among other things, written approval of the Federal Reserve Bank prior to the declaration or payment of dividends, any increase in debt by the Company, or the redemption of Company common stock, and the effect on operations resulting from such limitations; the impact of bank closings and the risks related to disruption in the banking industry and financial markets; the market price and trading volume of our shares of common stock has been and may continue to be volatile, and purchasers of our securities could incur substantial losses; changes in the level of trends of delinquencies and write-offs and in our allowance and provision for credit losses; the results of examinations by our regulators, including the possibility that our regulators may, among other things, require us to increase our reserve for credit losses, write down assets, change our regulatory capital position, limit our ability to borrow funds or maintain or increase deposits; national and/or local changes in economic conditions, which could occur from numerous causes, including political changes, domestic and international policy changes, unrest, war and weather, inflation or deflation conditions in the real estate, securities markets or the banking industry, which could affect liquidity in the capital markets, the volume of loan originations, deposit flows, real estate values, the levels of non-interest income and the amount of credit losses; adverse changes in the financial industry and the securities, credit, national and local real estate markets (including real estate values); changes in our existing loan portfolio composition (including reduction in commercial real estate loan concentration) and credit quality or changes in credit loss requirements; legislative or regulatory changes that may adversely affect the Company’s business, including but not limited to new capital regulations, which could result in, among other things, increased deposit insurance premiums and assessments, capital requirements, regulatory fees and compliance costs, and the resources we have available to address such changes; changes in the level of government support of housing finance; changes to state rent control laws, which may impact the credit quality of multifamily housing loans; our ability to control costs and expenses; the impairment of our investment securities; risks related to a high concentration of loans to borrowers secured by property located in our market area; increases in competitive pressure among financial institutions or non-financial institutions; unexpected outflows of uninsured deposits could require us to sell investment securities at a loss; changes in consumer spending, borrowing and savings habits; technological changes that may be more difficult to implement or more costly than anticipated; changes in deposit flows, loan demand, real estate values, borrowing facilities, capital markets and investment opportunities, which may adversely affect our business; changes in accounting standards, policies and practices, as may be adopted or established by the regulatory agencies or the Financial Accounting Standards Board could negatively impact the Company's financial results; litigation or regulatory actions, whether currently existing or commencing in the future, which may restrict our operations or strategic business plan; the ability to originate and purchase loans with attractive terms and acceptable credit quality; and the ability to attract and retain key members of management, and to address staffing needs in response to product demand or to implement business initiatives.

Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended March 31, 2024, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subsequent filings with the Securities and Exchange Commission (the “SEC”), including, among others, Quarterly Reports on Form 10-Q.

Additional Information and Where to Find it

The Company has filed with the SEC a definitive proxy statement on Schedule 14A, containing a form of WHITE proxy card, with respect to its solicitation of proxies for the Company’s 2024 Annual Meeting of Stockholders. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by the Company free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company are also available free of charge by accessing the Company’s website at www.carverbank.com.

Participants

The Company, its directors and executive officers and other members of management and employees will be participants in the solicitation of proxies with respect to a solicitation by the Company. Information about the Company’s executive officers and directors is available in the Company’s definitive proxy statement for its 2024 Annual Meeting, which was filed with the SEC on October 31, 2024. To the extent holdings by our directors and executive officers of the Company’s securities reported in the proxy statement for the 2024 Annual Meeting have changed, such changes have been or will be reflected on Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.